Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GAMMACAN INTERNATIONAL, INC.

GAMMACAN INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST, this Certificate of Amendment amends the Certificate of Incorporation that was filed with the Secretary of State of Delaware on October 6, 1998 and subsequently amended on May 28, 2004 and August 19, 2004 (the “Amended Certificate”).

SECOND, the amendments in this Certificate of Amendment were (i) duly adopted by the Board of Directors of the Corporation by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, (ii) declared by the Board of Directors to be advisable and were directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation for approval at the Corporation’s next annual meeting, and (iii) were duly adopted at the annual meeting of the Corporation held on September 10, 2007 by a majority of outstanding stock entitled to vote thereon in accordance with the provisions of 242 of the Delaware General Corporation Law.

THIRD, that Article FOURTH of the Amended Certificate is deleted in its entirety and replaced with the following:

FOURTH.      A. The total number of shares of stock which this corporation is authorized to issue is Two Hundred Million (200,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Twenty Thousand Dollars ($20,000.00) which are Common Stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Two Thousand Dollars ($2,000.00) which are Preferred Stock.

B. Authority is hereby expressly granted to the Board of Directors of this corporation, or a committee thereof designated by the Board of Directors pursuant to the by-laws of the corporation, as from time to time amended, to issue the Preferred Stock from time to time as Preferred Stock of any series and to declare and pay dividends thereon in accordance with the terms thereof and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of such shares, the designations, powers, preferences, and rights (including voting rights), and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

FOURTH, that the following Article SEVENTH be added to the Amended Certificate:

SEVENTH.            A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee, or agent of this corporation or any of its direct or indirect subsidiaries or is or was serving at the request of this corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by this corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits this corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, this corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of this corporation.

B. The right to indemnification conferred in Paragraph A of this Article SEVENTH shall include the right to be paid by this corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to this corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise.

C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article SEVENTH shall be contract rights. If a claim under Paragraph A or B of this Article SEVENTH is not paid in full by this corporation within sixty days after a written claim has been received by this corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by this corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee or this corporation, as applicable, shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by this corporation to recover an advancement of expenses pursuant to the terms of an undertaking, this corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of this corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by this corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by this corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SEVENTH or otherwise, shall be on this corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E. This corporation may maintain insurance, at this corporation's expense, to protect itself and any director, officer, employee, or agent of this corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not this corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

F. This corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of this corporation or, at the request of this corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

G. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

FIFTH, that the following Article EIGHTH be added to the Amended Certificate:

EIGHTH.        No director of this corporation shall be liable to this corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of this corporation while this Article EIGHTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article EIGHTH, and neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall apply to or have any effect on the liability or alleged liability of any director or this corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article EIGHTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of this corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

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IN WITNESS WHEREOF, GAMMACAN INTERNATIONAL, INC. has caused this certificate to be signed by Patrick Schnegelsberg, its Chief Executive Officer, as of December 27, 2007.

/s/ Patrick Schnegelsberg

PATRICK SCHNEGELSBERG

CHIEF EXECUTIVE OFFICER

GAMMACAN INTERNATIONAL, INC.